Exhibit 11.2

CONSENT OF PALLADIAN VALUATION, LLC

We hereby consent to the inclusion in the Proxy Statement/Offering Circular, which constitutes a part of the Offering Statement on Form 1-A, of St. Renatus, LLC, of our opinion letter dated May 8, 2018 to the Board of Directors of Apollonia, LLC and to references to our firm in such Proxy Statement/Offering Circular. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Proxy Statement/Offering Circular for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ PALLADIAN VALUTION, LLC

PALLADIAN VALUATION, LLC
New York, New York

December 21, 2018